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               EXHIBIT 4.4   NEWBERRY FEDERAL SAVINGS BANK
                             DIRECTOR DEFERRED COMPENSATION PLAN

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                          NEWBERRY FEDERAL SAVINGS BANK
                       DIRECTOR DEFERRED COMPENSATION PLAN

1.     Purpose.    The  purpose of the Plan is to provide an opportunity for the
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members of the Board of Directors of Newberry  Federal Savings Bank (the "Bank")
to defer receipt of compensation earned in their capacity as a director of the Bank until a future date. The ability to defer compensation under the Plan applies to all compensation received by directors for services provided to the Bank or its parent holding company, DutchFork Bancshares, Inc. ("DutchFork"), including retainers, regular meeting fees, special meeting fees, and committee fees.

2.  Participation.  Each  director of the Bank may elect to become a participant
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("Participant")  under this Plan by  submitting a deferral  election to the Bank not later than December 31 of the year preceding the year or years to which the election relates. For purposes of calendar year 2001, a director may make an election to defer compensation otherwise payable for the balance of the year during the 30-day period following the effective date of this Plan. Such election shall be made on the form specified by the Bank from time to time for such purpose. Following the first day of the year to which the election relates, the election shall be irrevocable with respect to such year but may be revoked as to any subsequent year covered by the election prior to the first day of such year.

3.      Deferred Compensation.
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        (a) A Participant may defer all or any portion of the  compensation  (in increments of at least five percent) otherwise payable in the year(s) covered by his election.

        (b) Each director who, as of the effective date of this Plan, was eligible to receive a retirement benefit under the Bank's prior policy (the "Prior Policy") relating to retired directors (as reflected in the minutes of the Board of Directors of the Bank) may elect to waive participation in such arrangement and, in lieu of any benefit otherwise payable thereunder, receive a credit to their Stock Unit Account (as described below) in an amount equal to the Bank's accrued benefit obligation with respect to such benefit as of March 31, 2001. The number of Stock Units credited pursuant to an election under this
Section 3(b) shall be determined under Section 4(b) of the Plan. An election under this Section 3(b) shall be irrevocable once made, and each participant shall acknowledge on his election form that the election constitutes a waiver of benefits under the Prior Policy.

4.      Crediting of Stock Units and Distribution.
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        (a) Each  Participant's  deferred  compensation  (other  than an  amount credited pursuant to an election under Section 3(b)) shall be credited to a Participant's account in the form of Stock Units (rounded up to the nearest whole share) on a quarterly basis as of March 31st, June 30th, September 30th, December 31st of each calendar year by dividing the Participant's deferrals at the end of each quarter by the last reported sales price per share of DutchFork Bancshares, Inc. common stock as reported on the Nasdaq National Market on the last day the common stock was traded at the end of each quarter (rounding to the nearest whole share).



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        (b) An amount credited to a Participant's Stock Unit Account pursuant to an election under Section 3(b) shall be credited to a Participant's account in accordance with a method established by the Bank in good faith for such purpose.

        (c) An adjustment shall be made to each Participant's Stock Unit Account to reflect any stock dividend or stock split or similar adjustment that a Participant would have received had he been the owner on the record date, applicable to such event, of a number of shares of common stock equal to the Stock Units credited to the Participant's Stock Unit Account.

5.      Distribution.
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        (a) Amounts credited to a Participant's accounts under the Plan shall be distributed in DutchFork common stock on the basis of one share for each Stock Unit upon the earlier of:

               (i) Sixty (60) days after the first business day following a Participant's termination of service;

               (ii) Sixty (60) days after the date specified by the Participant in a written request to the Committee to receive all or a portion of his or her account balance in a single lump sum payment because the Participant is experiencing an unforeseeable emergency or severe financial hardship beyond the control of the Participant. The Committee shall determine whether to permit such a withdrawal and, based upon the Participant's application, the amount necessary to satisfy the hardship; or

               (iii) Sixty (60) days after the date specified by the Participant in his or her deferral election form.

        (b) Amounts credited to a Participant under the Plan shall be distributed in a lump sum payment or in approximately equal monthly, quarterly, or annual installments over a period of time not to exceed five (5) years as designated by the Participant on his or her deferral form. Such election shall be made at least one year prior to the date on which the Participant ceases participation in the Plan. In the event that upon termination of service, a Participant does not have a valid distribution election on file with the Bank, the Participant shall receive a lump sum distribution. The Bank may, in its sole discretion, modify a Participant's distribution schedule at any time.

        (c) Benefits received under this Plan shall be payable solely in the form of DutchFork common stock.

        (d) Notwithstanding anything in this Plan to the contrary, if, at any time, a court or the Internal Revenue Service determines that an amount in a Participant's Stock Unit Account is includible in the gross income of the Participant and subject to tax, the Bank may, in its sole

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discretion,  permit a lump sum  distribution  of an amount  equal to the  amount determined to be includible in the Participant's gross income.

6.  Participant's  Rights  Unsecured.  The right of any Participant to receive a
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distribution  under this Plan shall be an  unsecured  claim  against the general assets of the Bank. A director may not encumber or assign his deferred fees. From time to time, the Bank may acquire (but shall be under no obligation to do so), through an irrevocable grantor's trust, shares of the outstanding common stock in anticipation of distributions under the Plan. The Bank may also contribute cash or other assets to such a trust in anticipation of its benefit obligations under this Plan. However, in no event shall any Participant have any rights in or against such assets. All such assets shall constitute general assets of the Bank.

7.   Account  Statements.  At  least  annually,  the  Bank  will  furnish   each
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Participant  with a statement  setting forth the number of units credited to his
Stock Unit Account under this Plan.

8. Amendments to the Plan. The Board of Directors of the Bank may amend the Plan
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at any time,  without the consent of the  Participants  or their  beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of rights to which he would have been entitled if the Plan had been terminated on the effective date of such amendment.

9.    Termination of Plan.  The Board of Directors of the Bank may terminate the
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Plan at any time.  Upon  termination  of the Plan,  distributions  in respect to credits to a Participant's Stock Unit Account as of the date of termination shall be made in a lump sum.

10.  Designation of a Beneficiary.  In the event that a Participant  dies before
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full payment of all amounts are credited to his Stock Unit Account,  the balance of the Account shall be distributed in accordance with the Participant's valid election or as otherwise provided by the Plan.

11.     Expenses.  Costs of administration of the Plan will be paid by the Bank.
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12.     Governing Law.   All  questions pertaining to the construction, validity
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and effect of the Plan shall be determined  in  accordance  with the laws of the
United States and to the extent not preempted by such laws, by the laws of the State of South Carolina.

13.     Administration.
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        (a) The Board of  Directors  shall  have full  power  and  authority  to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Board arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, be within its sole discretion, and shall be final, conclusive and binding upon the Bank, the Board, all Participants, all beneficiaries of Participants and all persons and entities having an interest therein.


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        (b) The Bank shall  indemnify and hold harmless each member of the Board from any and all claims, losses, damages, expenses (including counsel fees) and liability arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

        (c) Any decisions, actions or interpretations to be made under the Plan by the Bank or the Board (other than in the administration of the Plan) shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

                                                   NEWBERRY FEDERAL SAVINGS BANK

                                                   /s/ J. Thomas Johnson
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                                                   For the Board of Directors





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